UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2009

BAR HARBOR BANKSHARES
(Exact name of registrant as specified in its charter)

Maine	001-13349	01-0393663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 400, 82 Main Street, Bar Harbor, ME                 04609-0400
(Address of principal executive offices)                                 (Zip code)

Registrant’s telephone number, including area code: (207) 288-3314

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

____  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

                On October 29, 2009, Joseph M. Murphy, the Chief Executive Officer of Bar Harbor Bankshares (the "Company"), purchased 3,796 shares of the Company’s common stock through his 401(k) account, and, on October 30, 2009, Marsha C. Sawyer, the Senior Vice President of Human Resources of the Company, purchased 512 shares of the Company’s common stock through her 401(k) account. Under the terms of the Company’s Insider Trading in Securities Policy, pre-established black-out periods corresponding to the Company’s quarterly earnings releases ordinarily end on the second business day following such quarterly earnings releases. With respect to the Company’s release of earnings for the third quarter of 2009, the black-out period thus ordinarily would have ended on October 28, 2009. However, with respect to this quarter, the Board of Directors of the Company (the "Board") had previously determined that the Company’s trading window would remain closed after what would otherwise have been the end of the pre-established black-out period. When Mr. Murphy realized that his trade and Ms. Sawyer’s trade may have been inappropriate, he immediately notified the Board. The Board then commenced a review, which was directed by the Board’s Executive Committee, as to the 401(k) trades and the circumstances surrounding the two transactions.

                The Board’s review of this matter was performed with the assistance of the Company’s outside counsel. On the basis of this review, the Board has determined that while the transactions by the two executives were not appropriate, the resulting violations of the Company’s Insider Trading and Securities Policy were inadvertent and not intentional. Nonetheless, the Board has determined that Mr. Murphy and Ms. Sawyer should sell the shares of Company common stock purchased on October 29, 2009 and October 30, 2009, respectively, on the first business day on which the current black-out period is lifted, and that they will not be permitted to retain any profits from the transactions (if any).

                Also on the basis of its review of this matter, the Board is in the process of reviewing and enhancing the Company’s Insider Trading in Securities Policy along with related controls and corresponding training and education for all Company personnel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	BAR HARBOR BANKSHARES (Registrant) /s/Gerald Shencavitz
Name: Gerald Shencavitz Title: EVP and Chief Financial Officer